As filed with the Securities and Exchange Commission on November 5, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELEFLEX INCORPORATED

(Exact name of Registrant as specified in its charter)

155 South Limerick Road
Delaware	Limerick, PA 19468	23-1147939

(State of Incorporation)	(Address of principal executive offices) (Zip Code)	(I.R.S. Employer Identification No.)

TELEFLEX INCORPORATED
DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

Jeffrey P. Black
President and Chief Executive Officer
Teleflex Incorporated
155 South Limerick Road
Limerick, Pennsylvania 19468
(name and address of agent for service)

(610) 948-2828
(Telephone number, including area code, of agent for service)

Copies of all communications to:
Joan W. Schwartz, Esq.
Associate General Counsel
Teleflex Incorporated
155 South Limerick Road
Limerick, Pennsylvania 19468
(610) 948-2812

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	maximum	maximum	Amount of
securities	to be	offering	aggregate	registration
to be registered	registered	price per share	offering price	fee
Non-qualified deferred compensation plan obligations (1)	$25,000,000	100%	$25,000,000 (2)	$3,167.50 (3)

(1)	This Registration Statement registers obligations of the Registrant to pay $25,000,000 in deferred compensation to participants in the Teleflex Incorporated Deferred Compensation Plan (the “Plan”) in accordance with the terms of the Plan.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based upon the maximum amount of compensation that is expected to be deferred under the Plan.

(3)	In accordance with Release 2004-10, effective January 28, 2004, the fee for registering securities on this form is $126.70 per million dollars (or part thereof) of the amount of securities to be registered

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing information specified in Part I of Form S-8 will be sent or given to all eligible employees, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     This Registration Statement is filed with the Securities and Exchange Commission for the purpose of registering additional deferred compensation obligations (“Obligations”) of Teleflex Incorporated (the “Registrant”) in connection with the Teleflex Incorporated Deferred Compensation Plan (the “Plan”), as specified by Rule 428(b)(1) of the Securities Act. A registration statement on Form S-8, registration number 333-77601 (the “Prior Registration Statement”), was filed on May 3, 1999 in respect of Obligations to be offered pursuant to the Plan and is currently effective. The contents of the Prior Registration Statement, to the extent not otherwise amended or superseded by the contents hereof, are incorporated herein by reference.

Item 8. Exhibits.

     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description
5.1	Opinion of Joan W. Schwartz, Esq.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Joan W. Schwartz, Esq. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included in Signature Page).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Limerick, State of Pennsylvania, on November 5, 2004.

TELEFLEX INCORPORATED
By:	/s/ Jeffrey P. Black
Jeffrey P. Black
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jeffrey P. Black and Joan W. Schwartz, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the foregoing Power of Attorney have been signed by the following persons in the capacities indicated on November 5, 2004

/s/ Lennox K. Black Lennox K. Black	Director and Chairman of the Board

/s/ Jeffrey P. Black Jeffrey P. Black	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Martin S. Headley Martin S. Headley	Chief Financial Officer

/s/ James V. Agnello James V. Agnello	Chief Accounting Officer

/s/ Donald Beckman Donald Beckman	Director

/s/ James W. Stratton James W. Stratton	Director

/s/ William R. Cook William R. Cook	Director

Sigismundus W.W. Lubsen	Director

/s/ Patricia C. Barron Patricia C. Barron	Director

/s/Judith M. von Seldeneck Judith M. von Seldeneck	Director

/s/ Harold L. Yoh, III Harold L. Yoh, III	Director

/s/ James W. Zug James W. Zug	Director

ACKNOWLEDGMENT BY AGENTS

     We, Jeffrey P. Black and Joan W. Schwartz, have read the above power of attorney and are the persons identified as the attorneys-in-fact and agents for the principals whose signatures appear above. We hereby acknowledge that in the absence of a specific provision to the contrary in the power of attorney or in the Pennsylvania Probate, Estates and Fiduciaries Code (20 Pa. C.S.) when either of us acts as an attorney-in-fact and agent:

     We shall exercise the power for the benefit of the principals.

     We shall keep the assets of the principals separate from our assets.

     We shall exercise reasonable caution and prudence.

     We shall keep a full and accurate record of all actions, receipts and disbursements on behalf of the principals.

/s/ Jeffrey P. Black Jeffrey P. Black	Attorney-In-Fact	November 5, 2004

/s/ Joan W. Schwartz Joan W. Schwartz	Attorney-In-Fact	November 5, 2004